Exhibit 99.2

CORRECTION: FindProfit.com Provides Investment Outlook on Two Hot Stocks High-fliers Central European

Distributors and Asconi Corp. are Profiled

PRINCETON, N.J., Dec 03, 2003 (PRIMEZONE via COMTEX) — CORRECTION: In a release originally dated 12/2/03, FindProfit incorrectly stated that Asconi Corp. (AMEX: ACD) had hired an investor relations firm to cover its stock In fact, that firm—Lebed & Lara, LLC—had been paid by a “third-party” and not the company. Further correction information is available on the FindProfit.com web site.

FindProfit (www.findprofit.com), an investment advisory service that delivered a +73% audited return in 2002, announced today that it has provided to trial and paid subscribers special coverage of Central European Distributors (Nasdaq: CEDC) and Asconi Corp. (AMEX: ACD) CEDC and ACD have reaped incredible returns in 2003, but questions about the respective companies operations and accounting practices have been raised.

Both companies are involved in the distribution of liquor in Eastern Europe and each reported “eye-popping” financial results during their most recent quarters.

FindProfit examines the following questions:

CEDC: Is CEDC’s “rollup” strategy building long-term shareholder value? How does CEDC consistently find sellers willing to sell their companies for only a small portion of annual sales? As CEDC stock has risen, insiders have sold off shares at an amazing rate. Is that a sign of things to come?

FindProfit recently released its year-to-date (as of Nov. 1, 2003) model portfolio returns. FindProfit’s three model portfolio’s have each outperformed leading market indicators.

The high risk, high return Babe Ruth portfolio posted year-to-date gains of 61.28%, the long term growth Tiger Woods portfolio has posted gains of 29.08% and the Special Opportunity portfolio has seen gains of 49.93%.

All paid and trial FindProfit subscribers can now receive immediate access to FindProfit’s exclusive reports and ongoing commentary and analysis. As a trial or paid subscriber, you’ll also gain access to our latest investment moves. Start your 30-day free trial today: http://www.findprofit.com/subscribe.php3?refer=zone51

AND MORE

Sign up now for a 30-day free trial to FindProfit and you’ll gain instant access to FindProfit’s in depth coverage of the restaurant and retail sector, as well as our full “as it happens” investment commentary and comprehensive model portfolios, by clicking here: http://www.findprofit.com/subscribe.php3?refer=zone51

Subscribers also receive access to FindProfit’s Special Bonus Report, “Five MUST-OWN Bargain Stocks!”

Subscribers are always protected by FindProfit’s 100% customer satisfaction guarantee.

FindProfit finds you winners. The service posted a +73% audited-return in 2002, and model portfolio gains of 157%, 104% and 37% since August 2002.

About FindProfit.com:

FindProfit.com is a leading publisher and provider of lively, fun, and profitable investment commentary for individual investors who love the stock market. As a 100% independent investment advisory service, FindProfit’s only bias is towards making its subscribers money. FindProfit’s real-time “as it happens” investment service gives individual investors the edge they need to consistently beat the market. For more information or to sign up now for a free 30-day trial to FindProfit, please visit: http://www.findprofit.com/subscribe.php3?refer=zone51

NOTE: FindProfit, LLC is not a registered broker dealer, registered investment adviser or registered research analyst.

SOURCE: FindProfit.com

INVESTMENT OPINION

By Staff

CONTACT:    FindProfit.com

Matt Ragas

(888) 440-6116

Editors@FindProfit.com